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Eric Balchunas @EricBalchunas · 4h

Here's the latest 'New Launch Review' episode of Trillions. This month's Big Splash is $IQQ & $SKUU, the Wild Card is $TKNZ and our Good Luck with That is $YSAU, the The Y'ALL Street Gold ETF w/ @isabelletanlee youtu.be/xBvF-IuRxFc?si... via @YouTube

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Eric Balchunas @EricBalchunas · 3h

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Eric Balchunas @EricBalch... · 24m

Here's the latest 'New Launch Review' episode of Trillions. This month's Big Splash is $IQQ & $SKUU, the Wild Card is $TKNZ and our Good Luck with That is $YSAU, the The Y'ALL Street Gold ETF w/ @isabelletanlee youtu.be/xBvF-IuRxFc?si... via @YouTube

New ETFs to Watch: A Nasdaq
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Eric Balchunas-... and 8 others replied

Comment:

Love this part: “They're like this legacy stock picker. Their firm was founded before World War II and they're like, you know, we don't make money, we earn it, right.”

Thanks @EricBalchunas for the spotlight on $TKNZ

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THE T. ROWE PRICE ACTIVE CRYPTO ETF IS NOT AN INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 AND THEREFORE IS NOT SUBJECT TO THE SAME REGULATORY REQUIREMENTS AS MUTUAL FUNDS OR ETFS REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940. THE TRUST IS NOT A COMMODITY POOL FOR PURPOSES OF THE COMMODITY EXCHANGE ACT. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS AND OTHER INFORMATION INCLUDED IN THE PROSPECTUS.

All investments are subject to market risk, including the possible loss of principal. The Eligible Assets have a relatively limited history of existence and operations compared to traditional commodities. There is a limited established performance record for the price of the assets and, in turn, a limited basis for evaluating an investment. Crypto assets (including the Eligible Assets) have experienced periods of extreme price volatility and their prices may be influenced by, among other things, trading activity and regulatory scrutiny of crypto trading platforms due to fraud, failure, security breaches or otherwise. To the extent that the fund trades Eligible Assets on crypto platforms and other trading venues, these crypto trading platforms are relatively new. In addition, crypto trading platforms may be lightly regulated, unregulated, or may be non-compliant with existing and applicable regulations in one or more jurisdictions in which they operate. A market disruption, such as a government taking regulatory or other actions that disrupt the crypto asset market, can also make it difficult to liquidate a position. Crypto asset markets in the U.S. exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the value of the Eligible Assets or the Shares. Regulatory developments such as by banning, restricting or imposing onerous conditions or prohibitions on the use of crypto assets, mining activity, digital wallets, the provision of services related to trading and custody of crypto assets, the operation of the Eligible Asset Networks, or the crypto asset markets generally may adversely impact the value of the Eligible Assets and, therefore, of the fund. See the prospectus for more detail on the fund’s principal risks.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the “Sponsor”). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

For specific TKNZ holdings info, please visit: https://www.troweprice.com/personal-investing/tools/fund-research/etf/TKNZ#content-summary

RE-Post Comment:

$TKNZ got a shoutout on the “New Launch Review” episode of Trillions with @EricBalchunas

Our favorite part?

“They're like this legacy stock picker. Their firm was founded before World War II and they're like, you know, we don't make money, we earn it, right.”

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THE T. ROWE PRICE ACTIVE CRYPTO ETF IS NOT AN INVESTMENT COMPANY REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940 AND THEREFORE IS NOT SUBJECT TO THE SAME REGULATORY REQUIREMENTS AS MUTUAL FUNDS OR ETFS REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940. THE TRUST IS NOT A COMMODITY POOL FOR PURPOSES OF THE COMMODITY EXCHANGE ACT. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS AND OTHER INFORMATION INCLUDED IN THE PROSPECTUS.

All investments are subject to market risk, including the possible loss of principal. The Eligible Assets have a relatively limited history of existence and operations compared to traditional commodities. There is a limited established performance record for the price of the assets and, in turn, a limited basis for evaluating an investment. Crypto assets (including the Eligible Assets) have experienced periods of extreme price volatility and their prices may be influenced by, among other things, trading activity and regulatory scrutiny of crypto trading platforms due to fraud, failure, security breaches or otherwise. To the extent that the fund trades Eligible Assets on crypto platforms and other trading venues, these crypto trading platforms are relatively new. In addition, crypto trading platforms may be lightly regulated, unregulated, or may be non-compliant with existing and applicable regulations in one or more jurisdictions in which they operate. A market disruption, such as a government taking regulatory or other actions that disrupt the crypto asset market, can also make it difficult to liquidate a position. Crypto asset markets in the U.S. exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the value of the Eligible Assets or the Shares. Regulatory developments such as by banning, restricting or imposing onerous conditions or prohibitions on the use of crypto assets, mining activity, digital wallets, the provision of services related to trading and custody of crypto assets, the operation of the Eligible Asset Networks, or the crypto asset markets generally may adversely impact the value of the Eligible Assets and, therefore, of the fund. See the prospectus for more detail on the fund’s principal risks.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the “Sponsor”). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

For specific TKNZ holdings info, please visit: https://www.troweprice.com/personal-investing/tools/fund-research/etf/TKNZ#content-summary